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Exhibit 99.1

December 23, 2003

New Visual Corporation Executives Purchase $110,000 in Restricted Common Stock

SAN DIEGO - Dec. 23, 2003--New Visual Corporation (OTCBB: NVEI), an emerging provider of semiconductors to the high-speed data networking industry, announced today that Ray Willenberg, Jr., Chairman of the Board of Directors and an Executive Vice President of the Company agreed to purchase $100,000 of the Company's restricted common stock, and Brad Ketch, President and Chief Executive Officer of the Company agreed to purchase $10,000 of the Company's restricted common stock.

The purchase price for the shares is $0.25 per share, the closing price of the stock on the OTC Bulletin Board. Mr. Willenberg purchased 400,000 restricted common shares and Mr. Ketch purchased 40,000 restricted common shares.

"This purchase demonstrates my continued commitment to the future of New Visual Corporation and its shareholders," stated Ray Willenberg, Jr. " I want to do all I personally can to assure our success because I believe we are poised to move forward dramatically in 2004."

"In the twelve months since I became the President and CEO, the employees and directors of this Company have worked hard on behalf of our shareholders," said Brad Ketch. "I want to provide a tangible sign that my commitment continues in 2004 and beyond."

About New Visual Corporation
Based in San Diego, New Visual is a late-development-stage fabless communications semiconductor company. It is developing an advanced technology that allows data to be transmitted at greater speed and across extended distances over existing copper wire. For more information, visit www.newvisual.com.

With the exception of historical information contained in this press release, this press release includes forward-looking statements made under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development difficulties; market demand and acceptance of products; the impact of changing economic conditions; business conditions in the Internet and telecommunications industries; reliance on third parties, including potential suppliers, licensors, and licensees; the impact of competitors and their products; risks concerning future technology; and other factors detailed in this press release and in the company's Securities and Exchange Commission filings.




Contact:
Brad Ketch
619-692-0333
info@newvisual.com